EXHBIT 99.1

Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 865-1053

MIDWEST BANC REPORTS BALANCE SHEET REPOSITIONING

(Melrose Park, IL – December 7, 2004). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, has taken several steps to reposition its balance sheet by reducing low-yielding securities, reducing high cost borrowings and implementing a derivative structure to minimize earnings volatility on its fair value hedge.

The Company has taken the following steps:

•	Sold $133.7 million of U.S. Agency Notes with a weighted average yield of 3.09% incurring a loss of $1.6 million.

•	Prepaid $115.0 million of Federal Home Loan Bank Advances with a weighted average yield of 5.44% and weighted average life of 3.5 years incurring early debt extinguishment fees of $4.2 million. Of this total, $33.0 million advances were inherited as a result of a thrift acquisition which resulted in a $2.1 million credit from fair value purchase accounting adjustments being taken into income.

•	Executed derivative contracts with notional value of $280.0 million to minimize earnings volatility associated with spread widening of hedged U.S. Agency Notes through the first quarter of 2005 for an implied cost of $400,000.

Based upon these actions, the negative impact on diluted earnings per share is projected to be $0.13 for the fourth quarter of 2004. However, management believes these actions will improve the after-tax net income by $1.3 million or $0.07 per diluted share in 2005.

James J. Giancola, President and Chief Executive Officer stated, “we have taken these steps to de-leverage our balance sheet as we enter a new year.” Giancola added, “we continue to consider our hedging activities and have taken an important step to reduce future earnings volatility. Management expects that additional charges of $2.0 to $3.0 million may be taken by the end of this year including potential provisions for loan losses. We will continue to evaluate opportunities to enhance our future earnings potential and quality, while reducing balance sheet risk. Management is committed to producing improved earnings on a consistent basis, quarter over quarter. This balance sheet repositioning is one part of our overall plan for performance improvement in the future.”

As part of the 2005 corporate plan, the Company has adopted a number of short and long-term strategies, including:

•	Recruit seasoned commercial lenders, credit analysts and key risk and operations managers.

•	Diversify the loan portfolio mix by reducing the concentration in commercial real estate lending and expanding commercial, consumer real estate and consumer lending.

•	Modify the structure and mix of the securities portfolio and derivative activities.

•	Expand focus on retail banking activities including traditional and non-deposit investment products and placing greater emphasis on transactional deposit growth.

The Company is committed to operating a well-managed growing organization with a keen focus on profitability. Strong asset quality will be a cornerstone for the Company, and a comprehensive risk management program will be fully integrated into its culture.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”